This document is a free translation of the Brazilian judicial administrator’s report referred to October, 2017 financial information of Oi S.A. and some of its subsidiaries (“RJ Debtors”) filled within the 7th Business Court of Rio de Janeiro on December 15, 2017. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

TO THE RIGHT HONORABLE JUDGE OF THE 7TH BUSINESS LAW COURT OF THE JUDICIAL DISTRICT OF THE CAPITAL OF THE STATE OF RIO DE JANEIRO

Case no. 0203711-65.2016.8.19.0001

Court-Supervised Reorganization of Oi S.A. And others

The COURT-APPOINTED ADMINISTRATOR (Escritório de Advocacia Arnoldo Wald), appointed in the Court-Supervised Reorganization case of Oi S.A. and others, comes respectfully to request from Your Honor to please add the attached Monthly Activities Report ("RMA") for the month of September 2017 to the records.

Rio de Janeiro, December 15, 2017.

–––––––––––––––––––––––––––––––––––––

Court-Appointed Administrator

Escritório de Advocacia Arnoldo Wald

1

MONTHLY

ACTIVITIES

REPORT

RMA

December 15, 2017.

EXECUTIVE

REPORT

1           Introduction                                                                                                                  03

2           Oi Group Organization Chart / Companies in Court-Supervised Reorganization       05

3           Material Facts & Notices to the Market                                                                       09

4           Financial Information (Debtors’ Consolidated)                                                            20

4.1     Statement of Managerial Cash Flow                                                                 21

5           Payments to creditors                                                                                                  27

6           Submissions made by CAA                                                                                         29

1 Introduction

INTRODUCTION

To the Right Honorable Judge of the 7th Business Law Court of the Judicial District of the Capital of the State of Rio de Janeiro

The Court-Appointed Administrator, Escritório de Advocacia Arnoldo Wald (“Wald” or “CAA”) appointed in the records of Oi Group’s Court-Supervised Reorganization (case No. 020371165.2016.8.19.0001), and RC Consultores, subcontracted by the CAA to assist in the preparation of the Monthly Activities Report (“RMA”), respectfully comes to your presence, under the terms of the decision of pages 91.223 / 91.224, to submit the RMA for month of October 2017.

As we all know, the Court-Supervised Reorganization involves the following companies:

•     OI S.A. - in Court-Supervised Reorganization (“Oi S.A.”);

•     Telemar Norte Leste S.A. - in Court-Supervised Reorganization (“Telemar Norte Leste”);

•     Oi Móvel S.A. - in Court-Supervised Reorganization (“Oi Móvel”);

•     Copart4 Participações S.A. - in Court-Supervised Reorganization (“Copart4”);

•     Copart5 Participações S.A. - in Court-Supervised Reorganization (“Copart5”);

•     Portugal Telecom International Finance B.V. - in Court-Supervised Reorganization (“PTIF”); and

•     Oi Brasil Holdings Coöperatief U.A. - in Court-Supervised Reorganization (“Oi Coop”);

This report, which includes financial information based mainly on elements provided by the Debtors until friday, December 15, 2017, contains data for the month of October 2017, and should be analyzed together with the preliminary report on activities, as well as the other RMAs previously presented.

The RMA will have a chapter specifically focused on the consolidated financial information of the Debtors, which in this Report will cover the Statement of Managerial Cash Flow for that month, presented in the tables in comparison with the immediately preceding month. The report will highlight the main variations occurred in the month in question, presenting the clarifications provided by the Administration of the Debtors.

1 Introduction

This report, prepared through analytical procedures and discussions with the Company's Management, is intended to provide the Court and interested parties with information on the financial situation of the Debtors and the relevant transactions carried out by them, as well as a summary of the activities carried out by the CAA until the closing of this report.

The information presented below is based primarily on data and elements presented by the Debtors. The individual financial statements of all the Debtors, as well as the consolidated financial statements of the Oi Group (which include, but are not limited to, the Debtors) are audited annually by independent auditors. Limited review procedures are applied by the auditors for the filing with the CVM of the Consolidated Quarterly Financial Information ("ITRs") of the Oi Group. With respect to the individual financial information of each Debtor, prepared in monthly periods other than those that compose the ITRs delivered to the CVM, these are not subject to independent audit review, either by the auditors contracted by the Oi Group or by the CAA.

The CAA, honored with the attributed charge, is available for further clarification on the information contained in this report or additional information.

Regards,

Arnoldo Wald Filho awf@wald.com.br Samantha Mendes Longo samantha@wald.com.br Alberto Camiña Moreira albertoc@wald.com.br Partners Phone:+55 (11) 3074-6000	Marcel Augusto Caparoz Chief Economist marcel@rcconsultores.com.br Tel: + 55 (11) 3053- 0003

2 Corporate Organization Chart of Debtors

CORPORATE ORGANIZATION OF THE DEBTORS

Figure 1. Corporate Organization Chart of the Debtors

* Diagram presented previously in the Preliminary Activities Report, dated of Thursday, December 14, 2017. Information presented again to facilitate understanding of the structure of the Debtors

2 Corporate Organization Chart of Debtors

CORPORATE ORGANIZATION CHART OF THE DEBTORS

Figure 2 – Corporate Organization Chart of the Debtors

* Diagram presented previously in the Preliminary Activities Report, dated Thursday, December 14, 2017. Information presented again to facilitate understanding of the structure of the Debtors.

2 Corporate Organization Chart of Debtors

CORPORATE ORGANIZATION CHART OF THE DEBTORS

Figure 3 – Corporate Organization Chart of the Debtors

* Diagram presented previously in the Preliminary Activities Report, dated Thursday, December 14, 2017. Information presented again to facilitate understanding of the structure of the Debtors

2 Brief description of the Debtors

COMPANIES IN COURT-SUPERVISED REORGANIZATION

Figure 4 – The Companies in Court-Supervised Reorganization.

3 Material Facts & Notices to the Market

MATERIAL FACTS & NOTICES TO THE MARKET

The following are some of the material and market-related facts disclosed by Oi Group that are directly related to the Debtors:

Material Facts and Notice to the Market of OCTOBER/17

02    October 02 - Chief Finance and Investors Relation Officer’s resignation

OI S.A. – In Court-Supervised Reorganization (“Company”) announced on October 02, in compliance with art. 157, 4th§ of LAW NUMBER 6,404 /76 and the CVM Instruction # 358/02, submitted the resignation by Mr. Ricardo Malavazi Martins on that date to the office of Chief Finance and Investors Relation Officer of Company.

According to Article 37 of the Company's bylaws, Executive Board, in the meeting held on that date, appointed Mr. Carlos Augusto Machado Pereira de Almeida Brandão to accumulate temporarily his current assignments of Chief Officer and Chief Finance and Investors Relations Office until the Board of Directors deliberates on the issue.

The relevant fact can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=249613

11    October - Submission of the new version of Reorganization Plan

OI S.A. - In Court-Supervised Reorganization (“Company”) informed on October 11 to its stockholders and the market in general, that on the approval by majority of Board of Directors of the Company, in a meeting held on October 10, 2017, of adjustments to the terms and conditions of Reorganization Plan of Oi and its subsidiaries Oi Móvel S.A.. - In Court-Supervised Reorganization, Telemar Norte Leste S.A. - In Court-Supervised Reorganization, Copart 4 Participações S.A. - In Court-Supervised Reorganization , Copart 5 Participações S.A. – In Court-Supervised Reorganization, Portugal Telecom International Finance BV - In Court-Supervised Reorganization and Oi Brasil Holdings Coöperatief U.A. - In Court-Supervised Reorganization, submitted on 09.05.2016, as well as the submission to the 7th Business Law Court of the Capital District of the State of Rio de Janeiro, the new version of Reorganization Plan was filed on that date in compliance with the term determined by court.

The debtors are entitled to complement the petition with additional documents and translations of correlate documents.

The new version of the Plan is available to the stockholders at the headquarters of the company and for download on its website (www.oi.com.br/ri) and, also the website of the Court of Justice of Rio de Janeiro (www.tjrj.jus.br). Copy of this material is also available in the Empresas.NET System of the CVM (www.cvm.gov.br) and on the website of the B3 S.A.. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). Copy of documents submitted to CVM shall be forwarded as soon as possible, translated into English to US Securities and Exchange Commission according to Form 6-K.

The relevant fact can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=249814

3 Material Facts & Notices to the Market

MATERIAL FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices to the market in the month of OCTOBER/17

12 October - Discussion on the Restructuring Agreement

OI S.A. – In Court-Supervised Reorganization ("Oi", and together with some of its subsidiaries, the "Company"), pursuant to article 157, 4th § of law # 6,404/76 and CVM Instruction # 358/02, then reported to its stockholders and the market in general that as described, the company held a meeting with certain holders of ("Holders of Notes), or managers of entities holding economic interest in, (i) 9.750% of Senior Notes due in 2016 issued by Oi, (ii) 5.125% of Senior Notes due in 2017 issued by Oi and guaranteed by Telemar Norte Leste S.A. - In Court-Supervised Reorganization ("Telemar"), (iii) 9.500% of Senior Notes due in 2019 issued by Oi and guaranteed by Telemar, (iv) 5.500% of Senior Notes due in 2020 issued by Oi and guaranteed by Telemar, (v) 5.625 of Senior Notes due in 2021 issued by Oi Brasil Holdings Coöperatief U.A. - In Court-Supervised Reorganization ("Oi Coop") and guaranteed by Oi, (vi) 5.750% of Senior Notes due in 2022 issued by Oi Coop and guaranteed by Oi, (vii) 6.250% of Senior Notes due in 2016 issued by Portugal Telecom International Finance B.V. - In Court-Supervised Reorganization ("PTIF") and guaranteed by Oi, (viii) 4.375% Notes due in 2017 issued by PTIF and guaranteed by Oi, (ix) 5.875% of Senior Notes due in 2018 issued by PTIF and guaranteed by Oi, (x) 5.000% of Senior Notes due in 2019 issued by PTIF and guaranteed by Oi, (xi) 4.625% of Senior Notes due in 2020 issued by PTIF and guaranteed by Oi, (xii) 4.500% of Senior Notes due in 2025 issued by PTIF and guaranteed by Oi, and (xiii) 5.242% of Senior Notes due in 2017 issued by the PTIF and guaranteed by Oi (jointly referred to as "Notes").

The relevant fact can be accessed at:

http://ri.oi.com.br/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=249825

October 12 - Negotiation on the Restructuring Agreement

OI S.A. - In Court-supervised Reorganization ("Oi", and together with some of its subsidiaries, the "Company"), pursuant to article 157, 4th § of law # 6,404/76 and CVM Instruction # 358/02, then reported to its stockholders and the market in general that the company was carrying out discussion and negotiations with certain holders of ("Holders of Notes), or managers of entities holding economic interest in, (i) 9.750% of Senior Notes due in 2016 issued by Oi, (ii) 5.125% of Senior Notes due in 2017 issued by Oi and guaranteed by Telemar Norte Leste S.A. - In Court-Supervised Reorganization ("Telemar"), (iii) 9.500% of Senior Notes due in 2019 issued by Oi and guaranteed by Telemar, (iv) 5.500% of Senior Notes due in 2020 issued by Oi and guaranteed by Telemar, (v) 5.625 of Senior Notes due in 2021 issued by Oi Brasil Holdings Coöperatief U.A. - In Court-Supervised Reorganization ("Oi Coop") and guaranteed by Oi, (vi) 5.750% of Senior Notes due in 2022 issued by Oi Coop and guaranteed by Oi, (vii) 6.250% of Senior Notes due in 2016 issued by Portugal Telecom International Finance B.V. - In Court-Supervised Reorganization ("PTIF") and guaranteed by Oi, (viii) 4.375% Notes due in 2017 issued by PTIF and guaranteed by Oi, (ix) 5.875% of Senior Notes due in 2018 issued by PTIF and guaranteed by Oi, (x) 5.000% of Senior Notes due in 2019 issued by PTIF and guaranteed by Oi, (xi) 4.625% of Senior Notes due in 2020 issued by PTIF and guaranteed by Oi, (xii) 4.500% of Senior Notes due in 2025 issued by PTIF and guaranteed by Oi, and (xiii) 5.242% of Senior Notes due in 2017 issued by the PTIF and guaranteed by Oi (jointly referred to as "Notes").

The relevant fact can be accessed at:

http://ri.oi.com.br/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=249823

3 Material Facts & Notices to the Market

MATERIAL FACTS & NOTICES TO THE MARKET

Material Facts and Notices to the market of OCTOBER/17

October 20 - Postponement of General Meeting of Creditors.

OI S.A. - In Court-Supervised Reorganization ("Company") reported on October 20, in compliance with art. 157, 4th § of law #. 6,404/76, and in accordance with CVM Instruction # 358/02, and its stockholders and the market in general that certain creditors of the Company have requested to courts of the 7th Business Law Court of the Capital District of the State of Rio de Janeiro, at which Court-supervised reorganization ("Court") is in progress, the postponement of the General Meeting of Creditors ("AGC"), which would take place next Monday, October 23.

Judge granted the postponement request of AGC determining it to be held on 11.06.2017 in first call and 11.27.2017 in second call.

Oi reinforced that, throughout the reorganization process, the Company’s management is open to negotiations and committed to achieve a solution comprising the demands of everyone involved, and, especially, ensuring the sustainability of the company, in the medium and long term, so that the Oi leaves this process strengthened and ready to face the challenges of the market.

The Company's management pointed out that the Oi has performed its activities normally and has shown good performance in business, maintaining normal services and recording also improvement in quality indicators and indices of customers’ satisfaction.

The relevant fact can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=249949

October 23 - New date for holding the General Meeting of Creditors in first call

OI S.A. - under Court supervised Reorganization ("Company") on October 23, in compliance with art. 157, 4th § of law # 6,404/76, and in accordance with CVM Instruction # 358/02, and in complement to the Relevant Fact disclosed on 10.20.2017 informed, upon the Trustee and in compliance with the term provided for the article 36 of Law 11,101/2005, Courts of 7th Business Court of District Court of Capital of the State of Rio de Janeiro , at which Court-supervised reorganization ("Court") is in progress, determined the postponement of the General Meeting of Creditors ("AGC"), which would take place on 11.06.2017, in first call to 11.10.2017. Company added the date of 11.27.2017 is maintained for the AGC in second call.

The relevant fact can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=249959

October 23 - Negotiation on the Restructuring Agreement

OI S.A. - In Court-Supervised Reorganization ("Oi", and together with some of its subsidiaries, the "Company"), pursuant to article 157, 4th § of law # 6,404/76 and CVM Instruction # 358/02, then reported to its stockholders and the market in general that the company was carrying out discussion and negotiations with individuals holders of (each "Holder of Notes), or managers of entities holding economic interest in, (i) 9.750% of Senior Notes due in 2016 issued by Oi, (ii) 5.125% of Senior Notes due in 2017 issued by Oi and guaranteed by Telemar Norte Leste S.A. - In Court-Supervised Reorganization ("Telemar"), (iii) 9.500% of Senior Notes due in 2019 issued by Oi and guaranteed by Telemar, (iv) 5.500% of Senior Notes due in 2020 issued by Oi and guaranteed by Telemar, (v) 5.625% of Senior Notes due in 2021 issued by Oi Brasil Holdings Coöperatief U.A. - In Court-Supervised Reorganization ("Oi Coop") and guaranteed by Oi, (vi) 5.750% of Senior Notes due in 2022 issued by Oi Coop and guaranteed by Oi, (vii) 6.250% of Senior Notes due in 2016 issued by Portugal Telecom International Finance B.V. - In Court-Supervised Reorganization ("PTIF") and guaranteed by Oi, (viii) 4.375% Notes due in 2017 issued by PTIF and guaranteed by Oi, (ix) 5.875% of Senior Notes due in 2018 issued by PTIF and guaranteed by Oi, (x) 5.000% of Senior Notes due in 2019 issued by PTIF and guaranteed by Oi, (xi) 4.625% of Senior Notes due in 2020 issued by PTIF and guaranteed by Oi, (xii) 4.500% of Senior Notes due in 2025 issued by PTIF and guaranteed by Oi, and (xiii) 5.242% of Senior Notes due in 2017 issued by the PTIF and guaranteed by Oi (jointly referred to as "Notes").

The relevant fact can be accessed at:

http://ri.oi.com.br/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=249968

3 Material Facts & Notices to the Market

MATERIAL FACTS & NOTICES TO THE MARKET

Material Facts and Notices to the market of NOVEMBER/17

03           November - Changes in Management

OI S.A. – In Court-Supervised Reorganization ("Company") on November 03, in compliance with art. 157, 4th § of law # 6,404/76, and in accordance with CVM Instruction # 358/02, informed its stockholders and the market in general that the Board of Directors, at a meeting held on that date, approved by a majority, with three dissent votes, the change in the Statutory Executive Board, which would then be integrated by Messrs. Executive Officers Hélio Calixto da Costa and João do Passo Vicente Ribeiro, as Chief Officers with no specific designation with accumulation of their current assignments in the Board of Directors.

The relevant fact can be accessed at:

file:///C:/Users/marcel/Downloads/2017%2011%2003_FATO%20RELEVANTE_Eleic%C3%A3o%20Novos%20Diretores_port.pdf

04           November - Note of Board of Directors

OI S.A. – In Court-Supervised Reorganization ("Company") reported on November 04, its stockholders and the market in general that the Board of Directors, after a meeting held in November 03, 2017, issued the following note for disclosure by the Company:

"Continuing to advanced negotiations that had been carried out by the Company to Holders of Notes, reported to the market in Relevant Fact published on October 12, 2017, the Company's Board of Directors has decided, by majority, with 3 dissent votes, in this date to (i) approve final terms of a proposal in support of the reorganization plan (Plan Support Agreement — "PSA"), which will be offered to all Holders of Notes of the Company; (ii) authorize the company to file at The Courts of 7th Business court of District Court of Capital of Rio de Janeiro an amendment to the reorganization plan (the "Plan"), comprising the final terms of the PSA until November 06, 2017; and (iii) determine, that as of the submission of the final terms of the PSA in Court, the Company makes an effort to obtain the adhesion to mentioned PSA among the creditors. The company informs that the Board of Directors examined the correspondence received from advisors Moelis & Company, G5 Evercore and FTI, advising a specific group of Holders of Notes, on October 26, 2017 and decided to be impossible its acceptance, among other reasons, because it is not a firm and binding offer, proposes an imbalance treatment between different stakeholders, reserves the right to continue litigating against the interests of the Company and/or against managers, assumes the amendment to regulatory regime for implementation thereof, thus causing delay and uncertainty for the Reorganization. Finally, the company reaffirms its willingness and intention to continue working with all stakeholders of the company so that Plan should be approved, on creditors’ meeting. In this respect, it remains open, in good faith, to transfer to all creditors the details of the Plan, in order to clarify its terms and obtain adhesion of creditors. "

The statement can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=250217

3 Material Facts & Notices to the Market

MATERIAL FACTS & NOTICES TO THE MARKET

Material Facts and Notices to the market of NOVEMBER/17

November 06 - Provisional remedy of Anatel

OI S.A. - In Court-Supervised Reorganization (“Company”) informed on November 06, in compliance with art. 157, 4th §, of law # 6,404/76 ("Brazilian Corporate Law") and in accordance with CVM Instruction 358/02, at the time, it was informed on the decision by the Directors Council of National Telecommunications Agency - ANATEL that by Final Judgment # 510 issued on that date ("Judgment") determined provisionally to Oi, among other issues to:

(i)      notify the Superintendence of Competition, on the same date of calling of meetings of Board of Directors and Executive Board of the Company, if willing, to send a representative to the meeting, determining also to provide the access to the representative of Anatel, to the documents, accounting, legal, economic-financial and operating information of the Company, in order to enable to inform immediately the Directors Council of Anatel on any acts or facts relevant to the maintenance of the concession and the compliance of fiduciary duties by managers of the company, in addition to being able to suggest to the Directors Council of Anatel precautionary measures on public interest and to avoid harmful acts to the Company;

(ii)      report formally to the Directors Council of Anatel, by the Board of Directors or by the Executive Board of the Company, within 24 hours from notice of the Judgment, the draft of the plan support agreement (Plan Support Agreement, or "PSA") approved at the meeting of the Board of Directors held on 11/03/2017, demonstrating that the approval and implementation of the instrument has no risk to continuity of the various services offered by the Company; and

(iii)     refrain from signing the PSA before the assessment of the draft by the Directors Council of Anatel, which will preserve the governing autonomy of the company and will be exclusively as to whether exist or not clauses harmful to the company, particularly those whose contents involves anticipation of pecuniary obligations which, once implemented, could affect the operation of the company and concession, in addition to affect the consumer on the rendering of services as well as all the Brazilian Telecommunications System.

The relevant fact can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=250244

November 06 - Discussion on the Restructuring Agreement

OI S.A. – In Court-Supervised Reorganization ("Oi", and together with some of its subsidiaries, the "Company"), pursuant to article 157, 4th § of law # 6,404/76 and CVM Instruction # 358/02, then reported to its stockholders and the market in general that as described the Company was carrying out discussion and provided certain information to certain holders or managers of entities holding economic interest in, (i) 9.750% of Senior Notes due in 2016 issued by Oi, (ii) 5.125% of Senior Notes due in 2017 issued by Oi and guaranteed by Telemar Norte Leste S.A. - In Court-Supervised Reorganization ("Telemar"), (iii) 9.500% of Senior Notes due in 2019 issued by Oi and guaranteed by Telemar, (iv) 5.500% of Senior Notes due in 2020 issued by Oi and guaranteed by Telemar, (v) 5.625% of Senior Notes due in 2021 issued by Oi Brasil Holdings Coöperatief U.A. - In Court-Supervised Reorganization ("Oi Coop") and guaranteed by Oi, (vi) 5.750% of Senior Notes due in 2022 issued by Oi Coop and guaranteed by Oi, (vii) 6.250% of Senior Notes due in 2016 issued by Portugal Telecom International Finance B.V. - In Court-Supervised Reorganization ("PTIF") and guaranteed by Oi, (viii) 4.375% Notes due in 2017 issued by PTIF and guaranteed by Oi, (ix) 5.875% of Senior Notes due in 2018 issued by PTIF and guaranteed by Oi, (x) 5.000% of Senior Notes due in 2019 issued by PTIF and guaranteed by Oi, (xi) 4.625% of Senior Notes due in 2020 issued by PTIF and guaranteed by Oi, (xii) 4.500% of Senior Notes due in 2025 issued by PTIF and guaranteed by Oi, and (xiii) 5.242% of Senior Notes due in 2017 issued by the PTIF and guaranteed by Oi (jointly with “Notes” and bearers thereof, the "Bearers of the Notes").

The relevant fact can be accessed at:

http://ri.oi.com.br/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=250222

3 Material Facts & Notices to the Market

MATERIAL FACTS & NOTICES TO THE MARKET

Material Facts and Notices to the market of NOVEMBER/17

November 09 - New date for holding the General Meeting of Creditors

OI S.A. - In Court-Supervised Reorganization ("Company") on November 09, in compliance with art. 157, 4th §, of law # 6,404/76, pursuant to CVM Instruction # 358/02, and in addition to the material facts disclosed on 10/20/2017 and 10/23/2017, reported to its stockholders and the market in general that, upon request of certain creditors of the Company the Court of the 7th Business Law Court of the Capital District of the State of Rio de Janeiro, before which Reorganization is in progress, determined the postponement of the General Meeting of Creditors, which would take place on the day 11/10/2017, on first call, and 11/27/2017 in second call, to 12/07/2017 at 11:00 h, in first call (and should continue on the 12/08/2017, if necessary), to the 02/01/2018, in second call (and should continue on 02/02/2018 day, if necessary).

The relevant fact can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=250325

November 17 - Judgment Decision related to the Directors appointed by the Board of Directors

OI S.A. - In Court-Supervised Reorganization ("Company") on November 17, in compliance with art. 157, paragraph 4, of Law 6,404 / 76, in accordance with CVM Instruction # 358/02, informed its shareholders and the market in general to be informed on the judgment of the 7th Business Law Court of the Capital District of the State of Rio de Janeiro, before which is in progress the Court Supervised Reorganization ("Court") relating to claims from international creditors of Companies OI, which determined, in provisional remedy, and until the statement by the interested parties, the Directors appointed by the Board of Directors' meeting held on November 03, 2017, according to the Relevant Fact published on that date, to refrain from interfering in matters related to court-supervised reorganization, as well as the negotiation and drafting of judicial recovery plan of Companies OI, notwithstanding the normal exercise of their other operational assignments in the management of the Company. As explained by the Court, that decision is provisional and will be subject to review after the statement by all.

The relevant fact can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=250535

21  of November - Additional Remedy Period granted by the NYSE to file the Annual Report of Oi on Form 20-F

OI S.A. - In Court-Supervised Reorganization ( "Company") on November 21, informed its shareholders and the market in general that it has received notice from the New York Stock Exchange ( "NYSE"), granting the Company's request, that is an additional 6 months term ( "Additional Remedy Period"), so that it should file its Annual Report in Form 20-F for the fiscal year closed December 31, 2016 ( "2016 Annual Report") before the US Securities and Exchange Commission - "SEC") in order to remedy the non-compliance with NYSE’s rules by the Company.

According to the Relevant Fact of the Company dated 05.17.2017, the original remedy period ended on 11/17/2017, and the Company remained unable to complete the drafting of its financial statements in accordance with accounting principles generally accepted in the US ("US GAAP"), therefore to file the 2016 Annual Report, for the reasons described in the Relevant Fact.

The Additional Remedy Period will end on 05.17.2018. The NYSE will continue to monitor the Company and should suspend trading of the Oi securities before the expiration of the Additional Remedy Period if a significant adverse event takes place.

The Company is committed to file the 2016 Annual Report as soon as possible. However, the Company does not have currently the necessary information to estimate a specific date for filing the 2016 Annual Report.

The relevant fact can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_en.asp?idioma=0&tipo=43089&conta=28&id=250308

3 Material Facts & Notices to the Market

MATERIAL FACTS & NOTICES TO THE MARKET

Material Facts and Notices to the market of NOVEMBER/17

22  of November - Adjustments approved by the Board of Directors in the Judicial Recovery Plan and the Plan Support Agreement

OI S.A. - In Court-Supervised Reorganization (“Company”) informed on November 22 to its stockholders and the market in general, that on the approval by Board of Directors, in a meeting held on this date, the guidelines for the adjustments to the terms and conditions of Court Reorganization Plan and "Plan Support Agreement" (PSA) of Oi and its subsidiaries Oi Móvel S.A.. - In Court-Supervised reorganization, Telemar Norte Leste S.A. - In Court-Supervised reorganization, Copart 4 Participações S.A. - In Court-Supervised reorganization, Copart 5 Participações S.A. - In Court-Supervised reorganization, Portugal Telecom International Finance BV - In Court-Supervised reorganization and Oi Brasil Holdings Coöperatief U.A. Judge of 7th Business Court of the District Court of the Capital of the State of Rio De Janeiro, where the Court-supervised Reorganization is in progress.

The approved adjustments include some of the adjustments that had been defended by the Executive Board of the Company for the Plan to reach a design to enable the progress of the negotiations from a new level, seeking a consensus among the parties involved in Court-Supervised Reorganization of Companies Oi. The approved adjustments incoude:

o    Capitalizing on new money of up to BRL 8 billion, of which at least BRL 3.5 billion will be subscribed by the creditors, reaching up to BRL 5.5 billion; and BRL 2.5 billion to be subscribed by stockholders. Moreover, the issuance is also foreseen of debentures convertible into stocks in the total amount of BRL 3 billion.

o    Capital increase to be carried out, which subject to the following precedent conditions: approval of the Plan in Higher Court in Brazil and in the jurisdictions of the United Kingdom and the United States, minimum Ebitda of BRL 5,750 billion, the Company not be under intervention, among others. On the fulfillment of the conditions precedent the approval should not be required by the Board of Directors on the capital increase, as previously foreseen. If the conditions are not fulfilled by the end of two (2) years after approval of the Plan in court, there is no capitalization requirement by creditors.

o    Payment of fees to creditors who participate in the capitalization should be performed at the time of capitalization other than in advance, as stated in the version filed in Court.

o    Such payment should be made in cash or stocks, according to the best interests of Oi, and not only in cash.

o    The percentage to be paid to creditors contributing with resources in the company is 14% of the capitalization value of new money in the first year and cumulatively 8% in the second year.

The Company informed it will incorporate the approved adjustments to the Plan and the PSA on this date by the Board of Directors and should file the New versions of the Plan and the PSA on Court, Anatel and the CVM, within the time necessary to enable the review thereof and submission to the General Meeting of Creditors to be held on December 07, 2017, at 11 am, on first call.

The statement can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=250310

3 Material Facts & Notices to the Market

MATERIAL FACTS & NOTICES TO THE MARKET

Material Facts and Notices to the market in the month of NOVEMBER/17

November 24 - Resignation of CEO.

OI S.A. - In Court-Supervised Reorganization (“Company”) November 24, in compliance with art. 157, 4th§ of Law # 6,404 /76 and the CVM Instruction # 358/02, informed to its stockholders to have submitted the resignation that Mr. Marco Norci Schroeder on that date submitted the resignation to the office of Chief Executive Officer of Company.

According to Article 37 of the Company's bylaws, Executive Board, in the meeting held on this date, appointed Mr. Eurico de Jesus Teles Neto to accumulate temporarily his current assignments of Chief Legal Officer and Chief Executive Officer until the Board of Directors deliberates on the issue.

The Company expressed deepest appreciation to Mr. Marco Norci Schroeder for his complete dedication during all the years that he participated in its workforce and during his tenure as CEO, recognizing the contributions and significant results achieved over his management, in particular in the management of court-supervised reorganization of the Company.

The relevant fact can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=250629

November 27 - Election of CEO.

OI S.A. - In Court-Supervised Reorganization ("Company") on November 27, in compliance with art. 157, 4th § of law # 6,404/76, and in accordance with CVM Instruction # 358/02, informed its stockholders and the market in general that the Board of Directors, approved unanimously on that date to elect Mr. Eurico de Jesus Teles Neto to the office of CEO of the Company, to complement the term of office, cumulatively with office of Chief Legal Officer he was already vested to therefore ratified the appointment made by the Executive Board also unanimously on November 24, 2017.

The relevant fact can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=250673

November 27 - Submission of the new version of Reorganization Plan and PSA

OI S.A. – In Court-Supervised Reorganization ("Company") on November 27, in compliance with art. 157, 4th § of law # 6,404/76, and in accordance with CVM Instruction # 358/02, informed its stockholders and the market in general that the Board of Directors, at a meeting held on 11/22/2017 approved the adjustments to the Court Recovery Plan (“Plan”) and “Plan Support Agreement” (PSA) of Oi and its subsidiaries Oi Movel S.A. - In Court-Supervised reorganization, Telemar Norte Leste S.A. - In Court-Supervised reorganization, Copart 4 Participações S.A. - In Court-Supervised reorganization, Copart 5 Participações S.A. - In Court-Supervised reorganization, Portugal Telecom International Finance BV - In Court-Supervised reorganization and Oi Brasil Holdings Coöperatief U.A. - In Court-Supervised Reorganization filed before Courts of the 7th Business Court of the District Courts of the Capital of the State of Rio de Janeiro, wherein the bankruptcy is in progress, new versions were filed on this date with changes to the Court Recovery Plan and PSA incorporating the approved adjustments, which shall be submitted to the Creditors' Meeting to be held on December 07, 2017, at 11 am, on first call.

The debtors are entitled to complement the petition with additional documents and translations of correlate documents as well as to submit the new changes to the Plan and PSA.

The new versions with the changes to the Plan and PSA are available to the stockholders at the headquarters of the company and for download on its website (www.oi.com.br/ri) and, also the website of the Court of Justice of Rio de Janeiro (www.tjrj.jus.br). Copy of this material is also available in the Empresas.NET System of the CVM (www.cvm.gov.br) and on the website of the B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). Copy of documents submitted to CVM shall be forwarded as soon as possible, translated into English to US Securities and Exchange Commission according to Form 6-K.

The relevant fact can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=250671

3 Material Facts & Notices to the Market

MATERIAL FACTS & NOTICES TO THE MARKET

Material Facts and Notices to the market of NOVEMBER/17

November 27 - Provisional remedy of Anatel

OI S.A. – In Court-Supervised Reorganization ("Company") reported on November 27, in compliance with art. 157, 4th §, of law # 6,404/76 and in accordance with CVM Instruction 358/02, to stockholders and market in general on the decision by the Directors Council of National Telecommunications Agency - ANATEL that by Final Judgment # 601 issued on that date ("Judgment") determined provisionally to Oi, among other issues to:

"a.i) not to sign the support agreement to the Court Recovery Plan pursuant to the draft submitted to the review of the Agency;

a.ii)   to refrain from entering into any support contract to the Court Recovery Plan or similar document containing identical or similar provisions to those expressly mentioned in this analysis, in view of its potential harm to the company's interests and the community;

a.iii)  to keep sending notices to the Superintendence of Competition about the meetings of the Board of Directors and the Executive Board on the same date on which they are called;

a.iv)  If the Superintendence of Competition understand to be timely and convenient to send a representative to monitor the meetings mentioned in item "a.iii", to grant access thereto to all relevant documents, such as accounting, legal, economic and financial and operational information of the Company, so that it should immediately inform the Managing Board of Anatel of any acts or facts for the maintenance of grant and compliance with fiduciary duties by the management of the company; and

a.v)   that the breach of the determinations above result in the assessment of sanctions applicable to Oi S.A. and, if applicable, also the members of the Board of Directors and the signatories Directors of any support contract to the Court Recovery Plan or similar document under law # 9472 of July 16, 1997, the General Telecommunications Law, and Administrative Sanctions Assessment Regulations approved by Resolution # 589 of May 07, 2012. "

The full text of the said Judgment is found attached to this Relevant Fact. A translation of the decision into English will also be sent as soon as possible, to the US Securities and Exchange Commission, on Form 6-K.

The relevant fact can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=250675

3 Material Facts & Notices to the Market

MATERIAL FACTS & NOTICES TO THE MARKET

Material Facts and Notices to the market of NOVEMBER/17

November 29 - Decision on the postponement of General Meeting of Creditors and other issues.

OI S.A. - In Court-Supervised Reorganization ("Company") reported on November 29, in compliance with art. 157, 4th § of Law #. 6,404/76, and in accordance with CVM Instruction # 358/02, to its stockholders and the market in general that on that date it was informed on the decision of the7th Business Law Court of the Capital District of the State of Rio de Janeiro, at which Court-supervised reorganization ("Court") is in progress, the review of the claims by certain creditors of the Company determining the following:

"1) Denying the suspension claim of voting rights of members of the Board of Directors of Oi S/A and the minority stockholders in the petition of pages 241.856/241.984 (items ii and iii) and petition of pages 243.730/243.751 (items i, ii and iv).

2)   Regarding the claim for prohibiting the signature of the plan support agreement negotiated by the minority stockholders, I clarify that ANATEL has already prohibited such signature; moreover, the Court is not liable for reviewing the merits of the recovery plan.

3)   I keep the injunction decision which determined that the new Directors Helio Costa and João Vicente Ribeiro, appointed by the Board of Directors to refrain from interfering in any way on issues related to the court-supervised reorganization process, as well as the negotiation and drafting of the court recovery plan, which issues shall remain under the exclusive authority of the President of OI Group, under penalty of civil and criminal law.

4)   I appoint the current President of the OI Group, Eurico Teles, as a personal in charge for managing and concluding the negotiations with creditors of this recovery by 12/12/2017, when he must personally submit to this Judge the recovery plan to be the object of voting in the General Meeting of Creditors, regardless of approval by the Board of Directors.

5)   I deny for now, the claim to determine to AJ to submit to AGC alternative plans, if any, by the relevant creditors.

6)   As a result of the measure adopted herein, once again, the postponement of the AGC is necessary. I emphasize that, on the one hand, the postponement of the AGC is a negative measure from the point of view of speed and the fulfillment of this procedural step, on the other, in this case, precisely because of the postponement of the Meeting, 30 thousand additional agreements with creditors, within the mediation program that was initiated and is being carried out by the debtor under the supervision of the Trustee. As AJ’s list has 55,093 creditors, carrying out 30,042 agreements is highly positive and significant. When mediation was granted, I highlighted that: "If successful, the mediation could affect positively on the lives of small suppliers, labor creditors and other creditors who are interested in participating in the procedure. You can also positively affect the progress of this process, as 85% of the creditors of the debtor have credits up to BRL 50,000.00. That is, more than 57,000 creditors out of 67,000 total. The representation in the General Meeting of Creditors is another positive aspect of the proposal because, as you know, the Oi Group has creditors spread throughout the country, which surely would have difficulty attending an AGC in Rio de Janeiro. Moreover, one cannot deny the possibility of the extinction of more than 50 thousand outstanding cases in progress with the transfer of values deposits in Court to an account available to this Court on behalf of the whole community of creditors, is another factor that stimulates and leads the filing of mediation. "I understand that the program is successful and is bringing benefits to those involved, considering that 54% of the creditors have mediated and received significant part of their credit.

I scheduled again the first call of the General Meeting of Creditors for the day 12/19/2017 at 11:00 am which should continue on 12.20.2017, if necessary. The second call remains unchanged, that is, on 02/01/2018 at 11:00 am and should continue on 02.02.2018.

7)   I revoke in part the decision that has determined the submission in Court of the recovery plan 10 days prior to the AGC. The plan should be submitted by the President of the Company, in Court on 12.12.2017 and the AGC will take place on 12.19.2017."

The relevant fact can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=250677

3 Material Facts & Notices to the Market

MATERIAL FACTS & NOTICES TO THE MARKET

Material Facts and Notices of the market of DECEMBER/17

December 5 - the American Court’s Decision on the Chapter 15 of the US Bankruptcy Code

OI S.A. - In Court-Supervised Reorganization (“Company”) on November 05, in compliance with art. 157, 4th§ of Law # 6,404 /76 and the CVM Instruction # 358/02, informed to its stockholders to have submitted on December 04, 2017 that Judge of the Bankruptcy Court of the South District of New York ruled by denying the claims of Mr. Jasper Berkenbosch (trustee in The Netherlands of Oi Brasil Holding Coöperatief U.A. - In Court-supervised reorganization - "Oi Coop") to repeal the current decision taken under Chapter 15 of the US Bankruptcy Code ("Chapter 15"), and recognition of the bankruptcy proceedings of Oi Coop in the Netherlands as its main foreign proceeding, keeping the recognition by that Court of the court-supervised reorganization process currently in progress in the 7 th Business Court of the District Court of the State of Rio de Janeiro, Brazil, as its main foreign procedure. To reach his decision, the Judge ruled that the main place of business or "COMI" of Oi Coop was and remains in Brazil.

Copy of this material is also available in the Company’s website (www.oi.com.br/ri), in Sistema Empresas.NET of CVM (www.cvm.gov.br), and website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). The Company shall provide the translation of that decision into Portuguese and provide it as soon as possible, in the indicated electronic addresses.

The relevant fact can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=250780

4 Financial Information (Debtors’ Consolidated)

FINANCIAL INFORMATION

4.1 Statement of Managerial Cash Flow

4.1 STATEMENT OF MANAGERIAL CASH FLOW Consolidated Financial Statements of the Debtors (unaudited)

STATEMENT OF MANAGERIAL CASH FLOW

HIGHLIGHTS

Statement OCTOBER 01 up to 31, 2017

o   Net Operating Cash Generation of Debtors was negative in BRL 238 million in October/17

o   Receipts have an increase by BRL 211 million in October /17 totaling BRL 2,893 million.

o   Payments showed 11% increase of BRL 511 reading BRL 2,721 in October/17.

o   Investments increased by BRL 120 million totaling BRL 410 million in the month.

o   The Final Balance of the Financial Cash of Debtors decreased by BRL 200 million in October/17, totaling BRL 7,324 million.

4.1 STATEMENT OF MANAGERIAL CASH FLOW Consolidated Financial Statements of the Debtors (unaudited)

Statement OCTOBER 1 up to 31, 2017

Figure 5 – Net Operating Cash Generation – Monthly;                                Figure 6 - Monthly Development. Receipts x Payments/Investments;                Figure 7 - Financial Cash - Debtors - monthly - Final Balance

Payments of mediation program with creditors affected the Net Operating Cash Flow of Debtors in Oct / 17

Figure 8 – Statement of Managerial Cash Flow

4.1 STATEMENT OF MANAGERIAL CASH FLOW Consolidated Financial Statements of the Debtors (unaudited)

4.1 STATEMENT OF MANAGERIAL CASH FLOW Consolidated Financial Statements of the Debtors (unaudited)

4.1 STATEMENT OF MANAGERIAL CASH FLOW Consolidated Financial Statements of the Debtors (unaudited)

4.1 Statement of Managerial Cash Flow Consolidated Financial Statements of the Debtors (unaudited)

Statement OCTOBER 01 up to 31, 2017

Table 2 - Direct Cash Flow

R$ million

CONSOLIDATED OF COMPANIES UNDER REORGANIZATION	SEPT/16	OCT/16	NOV/16	DEC/16	JAN/17	FEB/17	MAR/17	APR/17	MAY/17	JUN/17	JUL/17	AUG/17	SEPT/17	OCT/17
Initial Balance - Financial Cash	5,816	6,245	6,595	6,973	7,293	7,094	7,380	7,170	6,884	6,854	7,299	7,179	7,295	7,524
Receipts	2,881	2,783	2,587	2,742	2,669	2,305	3,223	2,638	2,961	2,563	2,755	2,970	2,682	2,893
Customers	2,025	1,996	1,947	2,128	1,874	1,699	2,221	1,886	2,067	1,925	1,910	1,987	1,873	1,946
Network Usage Services	282	118	81	98	84	78	102	242	202	106	226	178	223	144
Dealers	442	466	494	465	512	412	562	395	526	430	479	494	430	488
Others	132	203	65	51	199	117	338	115	166	102	140	311	156	315
Payments	(2,356)	(2,149)	(2,074)	(2,166)	(2,562)	(1,805)	(3,156)	(2,523)	(2,477)	(1,967)	(2,450)	(2,482)	(2,210)	(2,721)
Personnel	(129)	(127)	(124)	(221)	(167)	(134)	(136)	(138)	(135)	(141)	(161)	(157)	(135)	(135)
Materials and Services Suppliers	(1,557)	(1,353)	(1,288)	(1,272)	(1,729)	(1,130)	(1,597)	(1,517)	(1,656)	(1,140)	(1,668)	(1,743)	(1,448)	(1,922)
Material / Services	(1,274)	(1,230)	(1,203)	(1,170)	(1,640)	(1,046)	(1,488)	(1,275)	(1,447)	(1,033)	(1,439)	(1,561)	(1,219)	(1,777)
Plant Maintenance	(13)	(119)	(103)	(141)	(116)	(86)	(116)	(107)	(130)	(116)	(118)	(113)	(103)	(88)
Rents	(234)	(255)	(238)	(229)	(205)	(162)	(342)	(168)	(179)	(142)	(243)	(203)	(192)	(191)
Data Processing / Graphics**	(102)	(110)	(113)	(94)	(137)	(97)	(118)	(98)	(118)	(103)	(133)	(135)	(106)	(116)
Call Center Service /Collection	(101)	(199)	(101)	(123)	(154)	(85)	(153)	(169)	(128)	(72)	(132)	(126)	(79)	(123)
Utilities	(105)	(98)	(107)	(96)	(112)	(104)	(112)	(96)	(100)	(103)	(98)	(101)	(97)	(98)
Consulting / Auditing /Fees	(42)	(34)	(35)	(37)	(68)	(52)	(72)	(33)	(69)	(36)	(78)	(55)	(25)	(62)
Other Services/ Payments	(677)	(415)	(506)	(450)	(848)	(460)	(575)	(604)	(723)	(461)	(637)	(828)	(617)	(1,099)
Network Usage Services	(283)	(123)	(85)	(102)	(89)	(84)	(109)	(242)	(209)	(107)	(229)	(182)	(229)	(145)
Taxes	(630)	(655)	(636)	(647)	(674)	(532)	(1,232)	(852)	(664)	(673)	(626)	(591)	(655)	(688)
Judicial Deposits	(4)	24	(3)	11	11	(9)	(168)	(17)	(22)	(13)	6	14	28	29
Contingencies	(36)	(38)	(23)	(37)	(3)	-	(23)	1	-	-	(1)	(5)	-	(5)
Investments	(97)	(316)	(282)	(242)	(261)	(345)	(346)	(346)	(433)	(330)	(480)	(427)	(290)	(410)
Telemar	(48)	(162)	(132)	(143)	(122)	(172)	(159)	(154)	(180)	(153)	(203)	(197)	(150)	(188)
OI S.A.	(16)	(71)	(59)	(47)	(53)	(78)	(62)	(56)	(79)	(48)	(75)	(74)	(59)	(63)
Oi Móvel	(33)	(83)	(91)	(53)	(86)	(95)	(125)	(136)	(174)	(129)	(202)	(156)	(81)	(159)

Operating Generation	428	318	231	333	(154)	155	(279)	(231)	51	266	(175)	61	182	(238)

Intra-group Operations	(48)	(30)	23	(76)	(48)	80	2	(99)	(101)	135	-	-	-	-
Financial Operations	49	61	32	63	65	51	67	44	20	44	55	55	47	38
Dividends and JCP	-	-	93	-	(63)	-	-	-	-	-	-	-	-	-

Final Balance - Financial Cash	6,245	6,595	6,973	7,293	7,094	7,380	7,170	6,884	6,854	7,299	7,179	7,295	7,524	7,324

5 Payments to creditors

ASSISTANCE TO CREDITORS

In respect to the postponement, pursuant to above decision of pages 243,826/243,835, the General Meeting of Creditors, which initially would be held on 12/07/2017, this Management, in the last month, has remained focused on organizing the event, which will take place on 12.19.2017.

Therefore, this CAA has reviewed the creditors’ documentation who had confirmed the attendance of AGC and bondholders that have opted for the individualization of the exercise of the voice and vote right, pursuant to public notice published in Electronic Gazette on 10/02/2017.

Moreover, AJ also reviewed the documentation of agreements entered into by the Debtors in Brazil (currently 30,175) and agreements entered into with international creditors (currently 4,073), for voting purposes in AGC.

This Management is still holding weekly meetings with the Company and the companies Aktuellmix and Assemblex, contracted to assist in the AGC, which are also organizing, in Riocentro, daily training with all the team attending the event, which reflects the dynamics of an AGC (registration of creditors, voting and other issues) and are of the utmost importance to mitigate mishaps that may occur.

As informed in previous reports, the AJ continues carrying out the separation of 6,425 procedural incidents, relating to oppositions and delayed qualifications.  As a result of this work: (i) 2,960 incidents have already been ruled due to the illiquidity of the credit or credit being listed on behalf of the creditor on list of AJ of pages 198,488/198,843; (ii) CAA already filed 6,381 preliminary manifestations and 1,871 petitions on the merits of the request; and (iii) 2,489 have already had statements from Debtors.

In respect to the procedure in progress in US Courts, it shall be informed that, on 12.04.2017, the Bankruptcy Court in the Southern District of New York issued a judgment denying the claim of Mr. Jasper Berkenbosch (Trustee in the Netherlands of Oi Brazil Holdings Coöperatief U.A. - Finco), to recognize the bankruptcy of the Finco in The Netherlands as main foreign proceedings, according to the relevant fact published by the company on 11.21.2017.

5 Payments to creditors

ASSISTANCE TO CREDITORS

CAA has been contacted by national and international creditors, either by phone, through the line +55 (21) 2272-9300, and by email credoroi@wald.com.br, to provide clarification with respect to their claims.

In addition, relevant information is provided to creditors through the judicial reorganization website (www.recuperacaojudicaloi.com.br) which totals, currently, 226,737 accesses.

Legal issues of different complexities and various branches of law, including international, due to the multiple questions submitted, are still being reviewed by this Management.

6 Submissions made by CAA

SUMMARY OF STATEMENTS OF CAA IN RECORDS

CAA lists hereunder the statements submitted in the records of the electronic process after the last Monthly Activities Report with an indication of the respective pages.

Pages 242.526/242.569	Monthly report on activities performed by the Debtors	11/16/2017
Pages 242.498/242.499

Acknowledgement on:

(i) Documents submitted by debtors Prysmian Cabos e Sistemas do Brasil S.A., IBM Brasil - Indústria, Máquinas e Serviços Ltda. and Empresa Brasileira de Correios e Telégrafos – ECT to Attend the General Meeting of Creditors (“AGC”).

(ii) petition from creditor Mazzini Administração e Empreiteiras Ltda. On signature of Agreement with Debtors;

(iii) updated value of tax debts

recorded in outstanding debt by State of

Ceará against the Debtors Telemar Norte Leste S.A. and Oi Móvel;

(iv) Plan Support Agreement (“PSA”)agreed by Debtors and creditor China Development Bank;

(v) PSA that would have been offered to all holders of Notes issued by Debtors as well as the judgments delivered by the Managing Board of ANATEL;

(vi) the statement of the creditors bondholders SC Lowy Primary Investments Ltd. and Nomuera International Plc, for individualization of right to voice and vote in the AGC

11/21/2017
Pages 242.492/242.493	Statement on the extension of the deadline for individualization of creditors bondholders directly with AJ	11/22/2017
Pages 244.212/244.213.	Statement on the extension of the deadline for individualization of creditors bondholders directly with AJ	12/4/2017

6 Submissions made by CAA

SUMMARY OF STATEMENTS OF CAA IN RECORDS

Interlocutory Appeal in which Manager submitted the statements:

0060204-15.2017.8.19.0000

Appeal brought by the creditor Marco Aurelio Medeiros against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash.

12/4/2017
0065621-46.2017.8.19.0000

Appeal brought by the creditor Abramo Palaver against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/6/2017
0063448-49.2017.8.19.0000

Appeal brought by the creditor Terezinha Canova against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash.

12/6/2017
0065169-36.2017.8.19.0000

Appeal brought by the creditor Jadir Sieben against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/6/2017
0063445-94.2017.8.19.0000

Appeal brought by the creditor Helena Hamerski Jegorski against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash.

12/6/2017

6 Submissions made by CAA

SUMMARY OF STATEMENTS OF CAA IN RECORDS

Interlocutory Appeal in which Manager submitted the statements:

0065254-22.2017.8.19.0000

Appeal brought by the creditor Dione Terezinha Puhl Radunz against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/6/2017
0065618-91.2017.8.19.0000

Appeal brought by the creditor Siloca Feix Krummenauer against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/6/2017
0063701-37.2017.8.19.0000

Appeal brought by the creditor Jonas Pundrich against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash.

12/6/201
0063239-80.2017.8.19.0000

Appeal brought by the creditor Genair da Silva Elicher against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/6/2017
0065597-18.2017.8.19.0000

Appeal brought by the creditor Reinildis Rambo Neto against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/6/2017

6 Submissions made by CAA

SUMMARY OF STATEMENTS OF CAA IN RECORDS

Interlocutory Appeal in which Manager submitted the statements:

0065216-10.2017.8.19.0000

Appeal brought by the creditor Ewaldo Schroer against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/6/2017
0065579-94.2017.8.19.0000

Appeal brought by the creditor succession of Arnaldo Dahm against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/6/2017
0065189-27.2017.8.19.0000

Appeal brought by the creditor Adeum Puhl against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/6/2017
0065609-32.2017.8.19.0000

Appeal brought by the creditor Luiz Turra against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/6/2017
0065284-57.2017.8.19.0000

Appeal brought by the creditor Mauri Londero against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/6/2017

6 Submissions made by CAA

SUMMARY OF STATEMENTS OF CAA IN RECORDS

Interlocutory Appeal in which Manager submitted the statements:

0060524-65.2017.8.19.0000

Appeal brought by the creditor Maria Luisa Adeo Humel Campos against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/6/2017
0065274-13.2017.8.19.0000

Appeal brought by the creditor Iris Teresa John Stein against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/6/2017
0063242-35.2017.8.19.0000

Appeal brought by the creditor succession of Dércio Siveris against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/6/2017
0062192-71.2017.8.19.0000

Appeal brought by the creditor Paulo Cesar Saquete against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/6/2017
0063438-05.2017.8.19.0000

Appeal brought by the creditor Ilaine Feix against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/6/2017

6 Submissions made by CAA

SUMMARY OF STATEMENTS OF CAA IN RECORDS

Interlocutory Appeal in which Manager submitted the statements:

0063233-73.2017.8.19.0000

Appeal brought by the creditor Elvino Cosetin against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash.

12/6/2017
0062947-95.2017.8.19.0000

Appeal brought by the creditor Delige Roldo Três against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/8/2017
0065614-54.2017.8.19.0000

Appeal brought by the creditor Orlando Neuhaus against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/8/2017
0065206-63.2017.8.19.0000

Appeal brought by the creditor Geni do Nascimento Schwartz against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/11/2017
0066823-58.2017.8.19.0000

Appeal brought by the creditor Claudio Cristino da Rocha against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/11/2017

6 Submissions made by CAA

SUMMARY OF STATEMENTS OF CAA IN RECORDS

Interlocutory Appeal in which Manager submitted the statements:

0062957-42.2017.8.19.0000

Appeal brought by the creditor Lazzaretti e Gheller Ltda ME against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/11/2017
0065281-05.2017.8.19.0000

Appeal brought by the creditor Agnes Leni Rohden Olbermann against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash.

12/11/2017
0066816-66.2017.8.19.0000

Appeal brought by the creditor Marcos Antonio Zanotti against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash.

12/11/2017
0066819-21.2017.8.19.0000

Appeal brought by the creditor Luiz Tadeu Gomes Cardoso against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/11/2017
0062960-94.2017.8.19.0000

Appeal brought by the creditor José Tadeu Pereira da Silva against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/11/2017
0063703-07.2017.8.19.0000

Appeal brought by the creditor Helio Schmid against the decision that denied the original petition of challenge of credit, therefore the case was dismissed without prejudice as the claimed credit is not readily convertible into cash

12/11/2017

Avenida Franklin Roosevelt, nº 115, 4º andar CEP 20021-120 Rio de Janeiro, RJ - Brazil	Avenida Juscelino Kubtischek, nº 510, 8º andar CEP 04543-906 São Paulo, SP - Brazil

Rua James Joule, nº 92, 10º andar Brooklin Novo, CEP 04576-080 São Paulo, SP - Brazil